Registration No. 333-232591

As filed with the Securities and Exchange Commission on October 16, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APTORUM GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17th Floor, Guangdong Investment Tower

148 Connaught Road Central

Hong Kong

Telephone: +852 2117 6611

(Address of principal executive offices, including zip code)

Aptorum Group Limited 2017 Share Option Plan

(the “2017 Share Option Plan”)

(Full title of the plan)

Copies to:

Louis Taubman, Esq.

Hunter Taubman Fischer & Li LLC

1450 Broadway, 26th Floor

New York, NY 10018

Tel: 917.512.0827

Fax: 212.202.6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered		Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A Ordinary Shares, par value $1.00:
-	Outstanding under the 2017 Share Option Plan	218,222	(2)(3)	$23.29	$5,082,390.38	$615.98
-	Shares reserved for future grant under the 2017 Share Option Plan	5,281,778	(4)	$23.29	$123,012,609.62	$14,909.13
TOTAL:		5,500,000		$23.29	$128,095,000.00	$15,525.11

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low selling prices of the Company’s ordinary shares as reported on the Nasdaq Stock Market on July 8, 2019.
(2)	Represents Class A Ordinary Shares reserved for issuance pursuant to outstanding share option awards under Aptorum Group Limited’s 2017 Share Option Plan (the “2017 Share Option Plan”).
(3)	Pursuant to the 2017 Share Option Plan, if, after the Effective Date of the 2017 Share Option Plan, any shares underlying an Option are forfeited, or if an Option otherwise terminates without the delivery of shares or of other consideration, then the shares underlying such Option, or the number of shares otherwise counted against the aggregate number of shares available under the 2017 Share Option Plan with respect to the Option, to the extent of any such forfeiture or termination, shall again be, or shall become, available for granting options under the 2017 Share Option Plan.
(4)	The number of shares reserved for issuance under the 2017 Share Option Plan will automatically increase on each January 1, starting with January 1, 2020 and continuing through January 1, 2027, by the lesser of (A) 2% of the outstanding number of Ordinary Shares (on a fully-diluted basis) on the immediately preceding December 31, and (B) such lower number of Ordinary Shares as may be determined by the Compensation Committee of the Company, subject in all cases to adjustment as provided in the 2017 Share Option Plan.

EXPLANATORY NOTE

We are filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”)  to the Registration Statement on Form S-8 (No. 333-232591) (“Registration Statement”) we initially filed with the Securities and Exchange Commission (the “Commission”) on July 10, 2019 (the “Registration Statement”), to revise Item 9 of the original Registration Statement. Specifically, we are removing the undertaking to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” because it is not required as per Note (2) to Item 9 of Form S-8 since we are a Foreign Private Issuer and therefore should not have been included in the original Registration Statement, as is the case for the Item 512(i) undertaking. We are also removing a duplicated undertaking and adding the undertaking required by Item 512(b) of Regulation S-K, which was accidentally omitted from the original Registration Statement.

The information included in this filing updates the Registration Statement and the prospectus contained therein (the “Prospectus”) to the extent provided herein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the Aptorum Group Limited 2017 Share Option Plan adopted by the Board of Directors of the Company (the “2017 Share Option Plan”) as specified by the Commission pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Aptorum Group Limited (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, accordingly, files periodic reports and other information with the Commission. Reports and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission’s Public Reference Section, Room 1024, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission’s Web site is “http://www.sec.gov”. The following documents are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 20-F and Form 20-F/A for the fiscal year ended December 31, 2018 filed with the Commission on April 15, 2019 and April 22, 2019, respectively.

(b) The Company’s Current Reports on Form 6-K furnished to the Commission on September 26, 2019, September 9, 2019, August 14, 2019, July 8, 2019, May 31, 2019, May 22, 2019, April 24, 2019, April 15, 2019, April 1, 2019, March 4, 2019 and December 18, 2018 respectively; and

(c) The description of the Company’s Share Capital contained in the registration statement on Form F-1 (File No. 333-227198) filed with the Commission on September 5, 2018, which was later amended and declared effective on December 3, 2018.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent specifically designated therein, reports on Form 6-K furnished by the Company to the Commission, in each case, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2019.

Aptorum Group Limited

Date: October 16, 2019	By:	/s/ Ian Huen
Ian Huen Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

Date: October 16, 2019	By:	/s/ Sabrina Khan
Sabrina Khan Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Ian Huen and Sabrina Khan, and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462 of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian Huen	Chief Executive Officer	October 16, 2019
Name: Ian Huen	(principal executive officer) and Executive Director

/s/ Sabrina Khan	Chief Financial Officer	October 16, 2019
Name: Sabrina Khan	(principal financial officer and principal accounting officer)

/s/ Darren Lui	President and Executive Director	October 16, 2019
Name: Darren Lui

/s/ Clark Cheng	Chief Medical Officer and Executive Director	October 16, 2019
Name: Clark Cheng

/s/ Douglas Arner	Director	October 16, 2019
Name: Douglas Arner

/s/ Charles Bathurst	Director	October 16, 2019
Name: Charles Bathurst

/s/ Mirko Scherer	Director	October 16, 2019
Name: Mirko Scherer

/s/ Justin Wu	Director	October 16, 2019
Name: Justin Wu

EXHIBIT INDEX

Exhibit	Description

4.1	Specimen share certificate (1)
4.2	2017 Equity Incentive Plan (1)
5.1	Opinion of Campbells (2)
23.1	Consent of Marcum Bernstein & Pinchuk LLP
24.1	Power of Attorney (included on signature page hereof)

(1)	Incorporated by reference to Aptorum Group Limited’s Registration Statement on Form F-1 or amendments thereto (File No. 333-227198).

(2)	Incorporated by reference to Exhibit 5.1 of the Registration Statement on Form S-8 filed on July 10, 2019.